Exhibit 24(b)(8.104)

First Amendment to the Selling and Services Agreement and Participation Agreement

This First Amendment dated as of October 2014 by and between Voya Retirement Insurance and Annuity Company (formerly ING Life Insurance and Annuity Company) (“Voya Retirement”), Voya Institutional Plan Services, LLC (formerly ING Institutional Plan Services, LLC) (“Voya Institutional”), Voya Financial Partners, LLC (formerly ING Financial Advisers, LLC) (“Voya Financial”) (collectively, “Voya”),and Quasar Distributors, LLC (“Distributor”), acting as agent for the LKCM Funds, a registered open-end management investment companies whose shares are or may be underwritten by Distributor (each a “Fund” or collectively the “Funds”) the LKCM Funds, (“Funds”), solely with respect to Section 5 and Schedule A (, is made to the Selling and Services Agreement and Participation Agreement dated as of February 7th, 2006 (the “Agreement”) and made by and between the Parties.  Terms defined in the Agreement are used herein as therein defined.

WHEREAS, the Parties wish to amend Schedule A to the Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the Parties agree as follows:

1.      Schedule A is hereby replaced by the Schedule A attached hereto.

2.      Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3.      This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY By:_/s/ Lisa Gilarde Name: Lisa Gilarde Title: Vice President

Quasar distributors, llc By: /s/ James Schoenike James Schoenike, President
VOYA Financial PARTNERS, LLC By: /s/ James Nichols IV Name: James Nichols IV Title: President and Chief Executive Officer	VOYA INSTITUTIONAL PLAN SERVICES, LLC By: /s/ Lisa Gilarde Name: Lisa Gilarde Title: Vice President

The LKCM Funds

By: /s/ Jacob D. Smith

Name:  Jacob D. Smith

Title: CFO/CCO Schedule A

Servicing Fees and 12b-1 Fees

For services rendered by ING under the Agreement with respect to Plan assets invested in the following Funds, the Distributor and/or the Funds shall pay the following fees to Voya.

Fund	Share Class	Service Fee	12b-1 Fee	Recordkeeping Fee	Total Fee
All Funds	Adviser Class and the Aquinas Fund Class of shares	____% (__ bps)	____% (__ bps)	$__ per participant	____%
All Funds	No Load or Institutional	____% (__ bps)	____% (__ bps)	$__ per participant	____%

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